Exhibit 4.2

AMENDMENT

TO

RIGHTS AGREEMENT

     THIS AMENDMENT TO RIGHTS AGREEMENT (“Amendment”), is made as of April 18, 2005, by and between Mayor’s Jewelers, Inc.. f/k/a Jan Bell Marketing, Inc., a Delaware corporation (the “Company”), and SunTrust Bank, f/k/a SunTrust Bank, Atlanta (the “Rights Agent”).

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of November 21, 1996 (the “Rights Agreement”), pursuant to which the Board of Directors of the Company authorized and declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock of the Company outstanding on December 6, 1996 and authorized the issuance of one Right with respect to each additional common share issued by the Company thereafter;

     WHEREAS, subject to the terms and conditions set forth herein the parties have agreed to amend the Rights Agreement to provide that it does not apply to the transactions contemplated by the terms of that certain Agreement and Plan of Merger and Reorganization, dated April 2005, among the Company, Henry Birks & Sons Inc., and Birks Merger Corporation (the “Merger Agreement”), and that the Rights Agreement will terminate and the Rights will expire, each at the Effective Time (as defined in the Merger Agreement) of the merger;

     WHEREAS, the parties desire to amend the terms and conditions of the Rights Agreement as hereinafter set forth; and

     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Unless otherwise expressly provided herein, all capitalized terms used herein without definition shall have the meanings given to such terms in the Rights Agreement.

2.	Amendments.

a.	The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended by inserting the following new sentence at the end thereof:

“Notwithstanding the foregoing or anything herein to the contrary, none of Henry Birks & Sons Inc., Birks Merger Corporation, or any of

their shareholders shall be deemed “Acquiring Persons” as a result of the Company’s entering into that certain Agreement and Plan of Merger and Reorganization, dated April 2005, among the Company, Henry Birks & Sons Inc., and Birks Merger Corporation (the “Merger Agreement”) (the “Merger”).”

b.	The definition of “Final Expiration Date” in Section 1 of the Rights Agreement is hereby amended in its entirety to read as follows:

“Final Expiration Date” shall mean the earlier of (i) the Effective Time (as defined in the Merger Agreement) of the Merger or (ii) November 21, 2006. On the Final Expiration Date, this Agreement shall terminate and be of no further force or effect.”

c.	The fourth paragraph of Exhibit C to the Rights Agreement shall be amended in its entirety to read as follows:

“The Rights are not exercisable until the Distribution Date. The Rights will expire on the earlier of (i) the Effective Time (as defined in the Merger Agreement) of the Merger or (ii) November 21, 2006 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.”

3.	Further Assurances. The parties mutually agree to cooperate, adjust, initial, re-execute and re-deliver any and all documents if deemed necessary or desirable in the reasonable discretion of the parties.

4.	Full Force and Effect. All of the provisions of the Rights Agreement shall continue in full force and effect except as expressly modified by this Amendment.

5.	Counterparts. The parties may sign this Amendment, which may be delivered by facsimile, in counterparts. Each signed counterpart will be an original; and all of them constitute one and the same agreement.

     NOW THEREFORE, the parties have entered into this Amendment effective as of the date first above written.

MAYOR’S JEWELERS, INC.
By:	/s/ Marc Weinstein
	Name:	Marc Weinstein
	Title:	Senior Vice President & Chief Administrative Officer

SUNTRUST BANK
By:	/s/ Letitia Radford
	Name:	Letitia Radford
	Title:	Vice President